EXHIBIT 10.18
STRATEGIC ADVISOR AGREEMENT
THIS STRATEGIC ADVISOR AGREEMENT (this “Agreement”) is entered into as of November 14, 2022 but effective as of November 15, 2022 (the “Effective Date”), by and between Enviva Inc., a Delaware corporation with a principal executive office at 7272 Wisconsin Ave., Suite 1800, Bethesda, MD 20814 (“Enviva”), and John K. Keppler (the “Consultant” and, together with Enviva, each a “Party” and collectively the “Parties”).
WHEREAS, Enviva desires to retain Consultant and Consultant desires to provide certain consulting services to Enviva on the terms set forth herein.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, Enviva and Consultant agree as follows:

1)SERVICES. Enviva hereby retains Consultant, and Consultant hereby agrees to provide, consulting services to Enviva as an independent contractor. During the Term (as defined below), as Enviva may reasonably request of Consultant from time to time but generally not more than eight hours per month, Consultant agrees to act as a strategic advisor by providing consultation and advice to Enviva and its chief executive officer (the “Services”). So that Enviva may properly communicate to Consultant its desired advice and consultation by Consultant, Consultant agrees to attend such meetings as Enviva may reasonably request. Consultant shall coordinate the furnishing of Services in such a way as to generally conform to Enviva’s business schedule, but the method of performance, time of performance, place of performance, hours utilized in such performance, and any other details regarding the manner of performance of the Services shall be within Consultant’s sole control.
2)INDEPENDENT CONTRACTOR. At all times during the Term, Consultant shall be an independent contractor of Enviva. In no event shall Consultant be deemed to be an employee of Enviva or any of its affiliates, and Consultant shall not at any time be entitled to any employment rights or benefits from Enviva, or have any power to bind or commit Enviva or any of its affiliates, or otherwise act on their behalf. Consultant shall not at any time communicate or represent to any third party, or cause or knowingly permit any third party to assume, that in performing the Services hereunder, Consultant is an employee, agent, or other representative of Enviva or any of its affiliates, or has any authority to bind Enviva or its affiliates, or act on behalf of Enviva or its affiliates. It is not the purpose or intention of this Agreement or the Parties to create, and the same shall not be construed as creating, any partnership, joint venture, agency, or employment relationship.
3)TERM OF AGREEMENT. Consultant’s Services and appointment under this Agreement shall begin as of the Effective Date and shall expire on March 31, 2023 (the “Initial Term”); provided, however, unless this Agreement is terminated as set forth herein, the term of the Agreement will be automatically be extended month to month beginning at the end of the Initial Term (the Initial Term together with all such extensions, the “Term”). Either Party may, at its discretion, terminate this Agreement before the Term expires with written notice to the other Party, at which time Enviva shall pay Consultant for any Services provided up to the date of such termination. Consultant’s obligations set forth in Sections 7-8 shall survive the termination or expiration of this Agreement for whatever reason.
4)PAYMENT OF FEES & EXPENSES. In exchange for the Services, Enviva shall pay Consultant twenty-five thousand US dollars ($25,000) per month (the “Monthly Fee”), payable in advance for each month during which the Term is in effect (prorated for any partial month during the Term). The first such payment shall be made reasonably promptly following execution of this Agreement and any excess payment for a pro-rated month shall be reimbursed by Consultant to Enviva reasonably promptly following the end of the Term. Enviva shall reimburse Consultant for all reasonable and documented out-of-pocket expenses that Consultant actually incurs in performing Services (the “Expenses”). Enviva shall reimburse Consultant’s Expenses according to Enviva policy, if Consultant itemizes and provides proper supporting documentation for the Expenses within 20 days after each completed month.
5)TAXES, FEES, AND BENEFITS. Because this Agreement creates an independent contractor relationship between the Parties, the Parties understand Enviva has no obligation to and will not withhold any state or federal income taxes, social security, or other taxes from payments to Consultant, nor shall it make any workers’ compensation or unemployment benefit payments, contributions, or payroll tax payments on behalf of Consultant. Consultant agrees he shall not be eligible for or entitled to, participate in any of Enviva’s, or any of its affiliates’, benefit plans, retirement, or insurance coverage. Consultant also acknowledges and agrees that Enviva will issue a Form 1099 for all compensation paid to Consultant, and it is Consultant’s obligation to report and pay all federal, state, and local income, payroll, and other taxes related to compensation earned under this Agreement and as may be required by law. Consultant shall be solely responsible for making all applicable tax filings and remittances with respect to amounts paid to Consultant pursuant to this Agreement and shall indemnify and hold harmless Enviva and its affiliates, and the foregoing entities’ respective representatives, for all claims, damages, costs, and liabilities arising from Consultant’s failure to do so.
6)CONFLICTS OF INTEREST. Consultant may engage in non-profit, business, or commercial activities for other parties as a consultant, independent contractor, employee, or otherwise, during the Term. However, during the Term, Consultant shall not render any services on behalf of any person or entity other than for Enviva, or any of its affiliates, if such activities either: (a) prevent Consultant from performing the Services in accordance with this Agreement or would violate Sections 7 and 8; or (b) cause Consultant to breach any provision of this Agreement.
7)CONFIDENTIALITY.
a)Consultant understands that during Consultant’s engagement with Enviva, Enviva may disclose to Consultant (intentionally or inadvertently), or Consultant may otherwise obtain, Confidential Information (as defined below) belonging to Enviva. Consultant agrees to keep the Confidential Information strictly confidential, and to use the Confidential Information only for the legitimate business purposes under this Agreement, and as Enviva may expressly authorize.
b)Except to the extent the use or disclosure of any Confidential Information is required to perform the Services in accordance with this Agreement during the Term, Consultant agrees not to misappropriate, use either directly or indirectly, for Consultant’s own benefit or for the benefit of any other person (other than Enviva), disclose to any third party, either directly or indirectly, or aid anyone else in disclosing to any third party, either directly or indirectly, in each case all or any part of any Confidential Information.
c)The term “Confidential Information” means (1) any and all information or data of any nature whatsoever, including engineering, environmental, economic, financial, legal, regulatory, operational, commercial, marketing, and business information, projections, customer information, samples, data, technology, and designs, in each case that has been, or in the future is, provided by or on behalf of Enviva (including by Enviva’s or its affiliates’ employees, contractors, agents, or other representatives) to Consultant; (2) other information ascertained through discussions between the Parties concerning the Services (including discussions between Consultant and Enviva’s, or its affiliates’, employees, contractors, agents, or other representatives); (3) notes, analyses, compilations, studies, interpretations, memoranda, or other documentation prepared by Consultant to the extent containing, reflecting, or based upon any information otherwise constituting Confidential Information; (4) the existence of this Agreement and/or of any agreement relating to the Services, if applicable, and the fact that Confidential Information has been made available to Consultant and that any investigations, discussions, or negotiations have taken, or are taking, place between the Parties concerning the Services; and (5) the potential or actual terms with respect to the Services. Confidential Information also includes any information that Enviva obtains from another party or entity and that Enviva treats or designates as confidential or proprietary information, regardless of whether Enviva either owned or developed such information.
8)RIGHTS TO MATERIAL/INFORMATION. All Enviva records, files, memoranda, reports, pricing information, account/customer lists, plans, documents, equipment, and all other Enviva materials, documents, and data used, prepared, or collected by Consultant as part of Consultant’s engagement with Enviva, in whatever form, will remain Enviva’s property. Consultant understands and agrees that all Confidential Information that comes into Consultant’s possession while Consultant is providing Services, whether prepared by the Consultant or others, is and will remain Enviva’s property. Thus, Consultant agrees that Consultant will return to Enviva, as requested at any time (and, in any event, by the last day of the Term), all documents, written material, information, and any other property belonging to Enviva, in Consultant’s possession or control, regardless of the manner in which such information is stored or maintained, including all originals, copies, and compilations of the information.
9)ASSIGNMENT, MODIFICATION, & ENTIRE AGREEMENT. This Agreement is personal to Consultant and, as such, may not be assigned by Consultant. This Agreement may only be modified by the Parties in a writing signed by both Parties. This Agreement constitutes the entire agreement between the Parties and supersedes all prior and contemporaneous agreements, representations, and understandings of the Parties, whether in writing or orally made.
10)GOVERNING LAW, JURISDICTION, & WAIVER OF TRIAL BY JURY. To the fullest extent permitted by applicable law, the Parties hereby irrevocably (a) submit to the exclusive jurisdiction of the state and federal courts sitting in the Borough of Manhattan, New York, NY, in respect of any suit, action, or proceeding arising out of or relating to this Agreement; (b) agree that all claims in respect of any such suit, action, or proceeding may be heard and determined in any such court; (c) waive any objection they may now or hereafter have to the laying of venue of any such suit, action, or proceeding brought in any such court, and any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum; and (d) waive any right to trial by jury with respect to any action or proceeding arising out of or relating to this Agreement.
11)SECURITIES LAW. Consultant hereby acknowledges and agrees that Consultant is aware that United States securities laws prohibit any person who has material, non-public information concerning a publicly traded company from either purchasing or selling such company’s securities, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person would purchase or sell such securities. In addition, Consultant acknowledges and agrees, while in possession of material, non-public information concerning Enviva or any of its affiliates, not to purchase or sell Enviva’s, or any of its affiliates’, debt or equity securities and to refrain from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person would purchase or sell such securities.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Enviva Inc. By: Name: Jason E. Paral Title: Senior Vice President, Deputy General Counsel, and Secretary	Consultant Signature: Name: John K. Keppler

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